PERSONAL AND CONFIDENTIAL

Effective as of June 1, 2021

Dear Mr. Shawn Campbell:

Re:Dakota Territory Resource Corp (the “Corporation”) – Employment Offer Letter (the “Agreement”)

Further to our recent discussions, we are pleased to confirm that you will be able to offer services to the Corporation commencing effective as of June 1, 2021 consistent with the position of Chief Financial Officer of the Corporation on the following terms and conditions.

Term:	Five years.

Title:	Chief Financial Officer.

Duties:	All matters typical for a Chief Financial Officer, subject to the direction and control of the Chief Executive Officer.

Start Date:	June 1, 2021.

Salary:	You will receive a base fee of $250,000 per annum, payable in CDN dollars at the then prevailing exchange rate.

Benefits:	The Corporation at its discretion, may implement a benefits program for its employees and designated consultants in which you will have the right to participate.

Annual Performance Bonus:

At the discretion of the Corporation, you may be eligible to receive an annual bonus, the terms and conditions of which may be determined between you and the Board and tied to the achievement of mutually agreeable performance targets including, among other things, the Corporation’s success during the year.

Target Bonus:

You will be entitled to an annual target bonus payable in cash and equal to up to 60% of your base salary, the terms and conditions of which may be determined between you and the Board and tied to the achievement of mutually agreeable performance targets including, among other things, the Corporation’s success during the year.

Expenses:

You will be entitled to reimbursement of all reasonable and necessary business expenses actually and properly incurred by you from time to time in furtherance of or in connection with the business of the Corporation including all travel expenses, parking, cell phone, laptop and entertainment expenses.

Vacation:

Each calendar year, you will be entitled to four (4) weeks (which comes to 160 hours) paid vacation per year to be taken at such times as you reasonably determine to be appropriate, having regard to the operations of the Corporation, provided you have received the approval of the Chief Executive Officer, and provided that such vacations may be taken only within the calendar year of entitlement and may not be accumulated from year to year. Your vacation entitlement shall be reduced and pro-rated to account for any partial calendar year of employment. Any office closures implemented by the Corporation during any holiday season or otherwise shall be applied against this vacation entitlement to the extent that such closures include non-statutory holiday work days.

Policies and Procedures:	You agree to be bound by all policies and procedures issued and updated from time to time by the Corporation.

Confidentiality:

At all times during and subsequent to your employment, you shall not disclose the contents of any confidential, proprietary or non-public information (“Confidential Information”) to any person or entity or use, copy, transfer or destroy any Confidential Information other than as necessary in carrying out your duties on behalf of the Corporation without first obtaining the consent of the Board of the Corporation and shall take all reasonable precautions to prevent any inadvertent disclosure, use, copying, transfer or destruction of any Confidential Information. In addition, you shall not, following the termination of your employment for any reason possess, remove, or use any Confidential Information for any purpose whatsoever except as permitted and mutually agreed upon by yourself and the Board.

Termination:

You may resign and terminate this Agreement upon 4 weeks written notice to the Corporation for any or no reason. If you do so the Corporation will not have any liability to you whatsoever in respect of such resignation (including no requirement to pay severance or accelerate the vesting of equity-based awards).

The Corporation may terminate your employment relationship at any time without notice or payment in lieu of notice for cause and shall not be required to pay any severance or accelerate the vesting of any equity-based awards. For purposes of the foregoing, “Cause” is defined as (A) the continued failure by employee to substantially perform his duties with the Corporation after a written demand for substantial performance is delivered to employee by the Chief Executive Officer, which demand specifically identifies the manner in which the Chief Executive Officer believes that employee has not substantially performed his duties, and the employee fails to cure such failure within fifteen (15) days after receipt of such demand, (B) the engaging by employee in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise (including the Chief Executive Officer’s determination of conduct that constitutes a violation of any securities laws in the United States or Canada, whether federal, state or provincial), (C) employee’s conviction for the commission of a felony or (D) action by employee toward the Corporation involving dishonesty.

Termination without Cause. The Corporation may terminate this Agreement without cause at any time. In such event, you will not receive working notice of termination, but instead will only receive the following compensation:

	(a)	the then current base fee and pro-rated estimated annual bonus payment for the year of termination earned to the termination date; and

(b)

payment in lieu of notice in an amount equivalent to: (i) if this Agreement is terminated by the Corporation 3 months prior to, or within 12 months following, a Change in Control of the Corporation: (1) 1.5 times your then current base annual fee and (2) 1.5 times an annual bonus deemed to be 75% of your then current base annual fee; or (ii) in any other circumstance: (1) 1.5 times your then current base annual fee and (2) 1.5 times an annual bonus deemed to be 75% of your then current base annual fee; and

	(c)	the annual bonus payment, if any, earned in the year preceding the year of termination, to the extent that such annual bonus payment has not already been paid; and

(d)

any stock options or any other equity or any other incentive units previously granted to you by the Corporation shall become fully vested and notwithstanding any term of the Corporation’s plans to the contrary, shall remain exercisable for their original term granted and shall not terminate due to your termination. The terms of any stock option agreement or other equity or incentive agreement between you and the Corporation shall be deemed amended to reflect the terms of this section and any plan adopted by the Board of Directors will incorporate this language.

For avoidance of doubt, in order to receive the payout set forth in (b)(i) above, there must be both a (A) Change of Control and (B) the loss of employment as a result of such Change of Control, a material reduction in responsibilities as the result of a Change of Control, a reduction in the base salary set forth in this Agreement as a result of a Change of Control, or a requirement to relocate ordinary place of business more than 50 miles from the current location as a result of a Change of Control.

You also specifically agree to execute a formal release document in a form satisfactory to the Corporation in consideration for receiving a termination payment.

For purposes of this clause, “Change in Control” shall have the meaning set forth in the Corporation’s incentive equity plan.

Compensation Securities:

You will receive a grant of 1,200,000 options to purchase common shares in the Corporation. In addition, you will receive 500,000 share units of the Corporation.

You will be eligible for participation in the Corporation’s securities-based compensation plans.

Assignment:	You may not assign your rights and obligations under this Agreement. The Corporation, in its discretion, may assign its rights and obligations under this Agreement.

Employment Agreement:

This Agreement will serve as the employment agreement between the parties until it is replaced by a formal employment agreement, and it will be governed by the laws of South Dakota. Each party hereby agrees that good and valuable consideration has been exchanged for the execution of this Agreement, and in addition, you confirm that the Corporation has paid you $10 CDN to enter into this Agreement.

[Signature page follows.]

Please sign and return the duplicate copy of this Agreement, or a pdf version by email to the Corporation.

We look forward to a long and prosperous relationship with you.

Yours truly,

Dakota Territory Resource Corp

Per:

“Jonathan Awde”
Jonathan Awde
President and CEO

The above Agreement on the terms and conditions set out above is hereby accepted this 11th day of May, 2021.

“Shawn Campbell”
Shawn Campbell